Exhibit 99.1

LogMeIn Appoints Two New Leaders with Hiring of New CFO

and Chief Product & Technology Officer

Rich Veldran and Paddy Srinivasan bolster LogMeIn’s executive leadership as company positions itself to power the work-from-anywhere era

BOSTON, June 16, 2020 -- LogMeIn, Inc. (Nasdaq:LOGM) a cloud leader empowering the work-from-anywhere era, has announced the appointment of two new officers to its executive leadership team.   Rich Veldran will join LogMeIn as the Company’s new Chief Financial Officer (CFO) following the October 2019 announcement that current CFO, Ed Herdiech, would be retiring in 2020. Paddy Srinivasan, who was GM of Data and Machine Learning Platform Services for Alexa AI at Amazon, will join LogMeIn in a newly created Chief Product & Technology Officer (CPTO) role, overseeing all of LogMeIn’s product, engineering, IT and data infrastructure teams.

A 30-year industry veteran with extensive executive leadership experience, Rich Veldran was most recently at Boston Consulting Group as a Senior Advisor and Executive Coach. Prior to that, he was at Dun & Bradstreet, where he served as CFO for nearly eight years for the $1.8B global provider of commercial data and analytics. Rich also held the roles of Chief Strategy Officer and SVP Corporate Development, SVP Global Business Process Reengineering and Transformation, Treasurer and Investor Relations Officer, and CFO North America at Dun & Bradstreet during his sixteen-year tenure before the company was taken private in 2019. Before Dun & Bradstreet, Rich spent seven years with ADP and eight years with Procter & Gamble.

Paddy Srinivasan joins as the company’s first Chief Product & Technology Officer where he will lead LogMeIn’s product, engineering, information technology (IT), and data infrastructure functions. A seasoned product executive, Paddy has deep familiarity with LogMeIn’s technology, customers and market opportunity having previously held a senior leadership role as a general manager at the company prior to going to Amazon where he was General Manager for Data, Machine Learning Platform Services at Alexa AI. Earlier in his career Paddy founded Opstera, a cloud monitoring & management start-up that was acquired by a Microsoft subsidiary in 2012. Before that, he held the role of Director, Product Management at Oracle and Director of Products at Microsoft.

“One of my top priorities as CEO is to enhance our Executive Leadership team so that we can effectively navigate the journey ahead, and I couldn’t be more excited to bring both Rich and Paddy on board to help with that goal. Each brings to the table a unique skill set and experiences vital to the success of LogMeIn’s future,” said Bill Wagner, President and CEO, LogMeIn.

Wagner continues “Rich Veldran is an accomplished CFO with a strong operational bias and proven experience leading large-scale transformations.   Paddy joins at a time when the products in our portfolio are more essential than ever, and its critical to have a strategic technology leader who can look across our portfolio to develop unified solutions that unlock the potential of the modern workforce.

“I'm excited to join LogMeIn, a pioneer in reshaping the future of work.   Our collective experience during the recent pandemic has really brought home the value of being able to work from anywhere --  saving time, increasing productivity, improving work life balance, and reducing our carbon footprint,”

said Rich Veldran, CFO, LogMeIn. “With its full suite of services across unified communications & collaboration, security, remote support and customer engagement, LogMeIn is at the forefront in leading the remote work revolution. The company has an extraordinary opportunity to change the world for the better, and I look forward to playing a leadership role in helping drive this transformation.”

“When offered the opportunity to come back to LogMeIn to lead the Product and Technology organizations I knew this would be a chance to be at a company that is truly enabling the modern workforce,” said Paddy Srinivasan, CPTO, LogMeIn. “LogMeIn’s world-class products, from collaboration platforms like GoToMeeting, LastPass to secure your online identity, and remote support offerings like RescueAssist, have become essential tools for maintaining productivity and business continuity however, whenever and most importantly wherever employees are working. I look forward to taking on this role which will allow me to help steer a team hyper-focused on meeting our customers’ needs by bringing our portfolio of products together.”

To learn more about LogMeIn please visit www.logmeininc.com

About LogMeIn, Inc.

LogMeIn, Inc.’s (Nasdaq:LOGM) category-defining products unlock the potential of the modern workforce by making it possible for millions of people and businesses around the Globe do their best work, whenever, however, and most importantly, wherever. A pioneer in remote work technology and a driving force behind today’s work-from-anywhere movement, LogMeIn has become one of the world’s largest SaaS companies with tens of millions of active users, more than 3,500 global employees, over $1.2 billion in annual revenue and more than 2 million customers worldwide who use its software as an essential part of their daily lives. The company is headquartered in Boston, Massachusetts with additional locations in North America, South America, Europe, Asia and Australia.

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